Exhibit 99.2

MIRATI THERAPEUTICS ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

SAN DIEGO, June 7, 2018 /PRNewswire/ — Mirati Therapeutics, Inc. (Nasdaq: MRTX) today announced the pricing of an underwritten public offering of 2,750,000 shares of its common stock at a price to the public of $38.85 per share. In addition, and in lieu of common stock, Mirati is offering to certain investors pre-funded warrants to purchase up to an aggregate of 421,650 shares of common stock at a purchase price of $38.849 per warrant, which represents the per share public offering price for the common stock less the $0.001 per share exercise price for each such pre-funded warrant. The aggregate gross proceeds from this offering are expected to be approximately $123.2 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Mirati. The offering is expected to close on or about June 11, 2018, subject to customary closing conditions. Mirati has also granted the underwriters a 30-day option to purchase up to an additional 412,500 shares of common stock in connection with the public offering. All of the securities are being offered by Mirati.

Mirati expects to use the net proceeds from this offering for general corporate purposes, including expenses related to the clinical development of sitravatinib and mocetinostat, for the preclinical and clinical development of its KRAS inhibitor, for the development of other preclinical programs, and working capital.

Cowen, Barclays and SunTrust Robinson Humphrey are acting as joint book-running managers in the offering. Oppenheimer & Co. Inc. is acting as lead manager and H.C. Wainwright & Co. is acting as co-manager in the offering.

The securities described above are being offered by Mirati pursuant to a registration statement filed by Mirati with the Securities and Exchange Commission (“SEC”) that has become effective. A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC and are available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained from the offices of Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806; or from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling (888) 603-5847, or by email at Barclaysprospectus@broadridge.com; or from SunTrust Robinson Humphrey, at 3333 Peachtree Road NE, Atlanta, GA 30326, Attn: Prospectus Department, or by calling (404) 926-5744, or by email at STRH.Prospectus@suntrust.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Mirati

Mirati Therapeutics, Inc. is a clinical-stage oncology company developing targeted product candidates to address the genetic, epigenetic and immunological promoters of cancer. Mirati’s precision oncology clinical programs utilize next-generation genomic testing to identify and select cancer patients who are most likely to benefit from targeted drug treatment. In immuno-oncology, Mirati is advancing clinical programs where the ability of its product candidates to improve the immune environment of tumor cells may enhance and expand the efficacy of existing immunotherapy medicines when given in combination.

Forward-Looking Statements

Certain statements contained in this news release, other than statements of fact that are independently verifiable at the date hereof, may constitute forward-looking information and forward-looking statements (collectively “forward-looking statements” within the meaning of applicable securities laws). Such statements, based as they are on the current expectations of management of Mirati and upon what management believes to be reasonable assumptions based on information currently available to it, inherently involve numerous risks and uncertainties, known and unknown, many of which are beyond Mirati’s control. Such statements can usually be identified by the use of words such as “may,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate” and other similar terminology, or state that certain actions, events or results “may” or “would” be taken, occur or be achieved. Forward-looking statements in this release include, but are not limited to, statements related to the expected completion, timing and size of Mirati’s public offering of common stock and its expected use of the net proceeds from the offering.

Whether actual results and developments will conform with Mirati’s expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond Mirati’s control, and the effects of which can be difficult to predict. These risks include those associated with market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities, as well as those inherent in drug development, whether Mirati will be able to obtain financing when needed or on favorable terms, and other risks described in Mirati’s filings with the SEC. In evaluating any forward-looking statements in this release, Mirati cautions readers not to place undue reliance on any forward-looking statements. Unless otherwise required by applicable securities laws, Mirati does not intend, nor does it undertake any obligation, to update or revise any forward-looking statements contained in this news release to reflect subsequent information, events, results or circumstances or otherwise.

Contact:

Temre Johnson

Mirati Therapeutics, Inc.

Director, Investor Relations & Corporate Communications

(858) 332-3562

ir@mirati.com